Exhibit 99.1

Starbucks Names Patrick Grismer Chief Financial Officer

SEATTLE (October 8, 2018) – Starbucks Corporation (NASDAQ: SBUX) today announced Patrick Grismer has been appointed executive vice president and chief financial officer (cfo). Reporting to Kevin Johnson, Starbucks president and chief executive officer, Grismer succeeds Scott Maw, who will retire on November 30. Maw will remain a senior consultant through March 2019 to ensure a smooth transition, with Grismer joining the company on November 12 and assuming the role of cfo on November 30.

Grismer is an accomplished finance executive, bringing to Starbucks significant leadership experience at global, consumer-facing growth companies, including more than 25 years combined at Hyatt Hotels Corporation, Yum! Brands (parent company to KFC, Pizza Hut and Taco Bell) and The Walt Disney Company.

Grismer joins Starbucks from his current position as cfo of Hyatt, which he has held since joining the company in March 2016. In this role, he was responsible for all facets of the global finance function, as well as corporate strategy, asset management, construction, procurement and shared services.

“As a seasoned cfo of multiple global, consumer-facing growth companies, Pat brings tremendous finance expertise, a customer-centric mindset and a wealth of restaurant industry experience to Starbucks,” said Kevin Johnson, Starbucks president and chief executive officer. “Pat will be a fantastic addition to the team, and I look forward to partnering with him as we continue to execute against our strategic priorities and drive strong financial performance.”

Prior to Hyatt, Grismer held a variety of leadership positions at Yum! Brands over 14 years, including cfo. Before Yum! Brands, Grismer served in a number of finance and strategy positions at The Walt Disney Company over a ten-year period, including vice president of business planning and development for The Disneyland Resort. Grismer began his career as a management consultant with Price Waterhouse.

Grismer earned a Bachelor of Science degree in Business Administration from the University of Southern California, a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management and became a Certified Public Accountant in the State of California.

“I am very excited to join Starbucks and feel privileged to be part of the team responsible for leading this iconic, global company. I have always admired the Starbucks brand and values, and I look forward to working with Kevin and the leadership team to help lead the company into its next phase of growth,” said Grismer.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience please visit us in our stores, online at Starbucks.com and through the Starbucks Newsroom.

Starbucks Coffee Company

press@starbucks.com

(206) 318 7100

Source: Starbucks Coffee Company

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